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                                                                      EXHIBIT 99

[PSDI NEWS LOGO]

                                                        CONTACT:
                                                        PAUL BIRCH
                                                        EXECUTIVE VICE PRESIDENT
                                                        (781) 280-6550





                 BIRCH RESIGNS AS PSDI'S CHIEF FINANCIAL OFFICER
                     COMPANY ANNOUNCES SEARCH FOR SUCCESSOR


BEDFORD, MASS., FEBRUARY 15, 2000 -- Project Software & Development Inc. (NASDAQ: PSDI) announced today the resignation of Paul D. Birch as executive vice president, finance & administration and chief financial officer of the company effective February 29, 2000. Mr. Birch has been with PSDI since 1991.

Chip Drapeau, PSDI's president and chief executive officer stated, "Paul has contributed greatly to the success of PSDI during the past nine years. We've always known that Paul's unique capabilities and business acumen could take him to a larger role, and all of us at PSDI wish him well in his future endeavors. We are pleased that he will remain as a director of the company. We have initiated a search for his successor and hope to identify a candidate as quickly as possible."

Mr. Birch, who has accepted the position of chief operating officer, chief financial officer and director of Escher Group Ltd., a private company based in Cambridge, Mass., commented: "I believe that PSDI and MRO.com are extremely well positioned to successfully compete in this new e-business world, and I am grateful to have been a part of the launch of this effort."


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ABOUT PSDI AND MRO.Com, INC.

PSDI develops, markets and supports business-to-business MRO e-Commerce systems and enterprise asset maintenance software. Through its subsidiary MRO.com, Inc., the company complements its MAXIMO enterprise asset maintenance software with an Internet-based B2B marketplace for MRO buyers and suppliers, a suite of online procurement software products that improve purchasing efficiency, and Internet-based content management tools and cataloging services.

Businesses, government agencies, and other organizations use the MAXIMO product suite to assist in the maintenance of high-value capital assets, such as plants, facilities, and production equipment, to cut MRO inventories and costs, control maintenance expenses, reduce downtime, and more effectively deploy productive assets, personnel and other resources.

Based in Bedford, Mass., PSDI markets its products through a direct sales force with sales offices throughout the United States, Argentina, Australia, Canada, China, France, Germany, Hong Kong, India, Italy, Mexico, the Netherlands, Sweden, Thailand, and the United Kingdom, combined with a network of international distributors. All PSDI news releases are available via the PSDI Home Page at http://www.psdi.com.

The statements made in this release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks related to delays in product development and new product introductions, rapidly changing technology, an intensely competitive market, market acceptance of new products, foreign operations and general economic conditions


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EDITOR'S NOTE: ALL PSDI NEWS RELEASES ARE AVAILABLE VIA THE PSDI HOME PAGE AT
http://www.PSDI.com. THE INTERNET PROVIDES AN EASY WAY TO FIND INFORMATION ABOUT ALL PSDI PRODUCTS AND SERVICES.